COMMONWEALTH OF KENTUCKY
KENTON CIRCUIT COURT
FOURTH DIVISION

CASE NO. 06-CI-00389

IN RE OMNICARE, INC. DERIVATIVE LITIGATION
DONALD FRAGNOLI, Plaintiff, v. OMNICARE, INC., a Delaware corporation, Defendant.

NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF SHAREHOLDER DERIVATIVE LITIGATION

TO:	ALL RECORD OR BENEFICIAL OWNERS OF COMMON STOCK OF OMNICARE, INC. STOCK AS OF OCTOBER 15, 2013:
PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. IT CONTAINS IMPORTANT INFORMATION ABOUT YOUR LEGAL RIGHTS.
THIS NOTICE RELATES TO A PROPOSED SETTLEMENT OF A SHAREHOLDER DERIVATIVE ACTION AND ACTION FOR INSPECTION OF BOOKS AND RECORDS (THE “ACTIONS”) AND CLAIMS ASSERTED ON BEHALF OF OMNICARE, INC. (“OMNICARE” OR THE “COMPANY”).
IF THE COURT APPROVES THE SETTLEMENT AND DISMISSAL OF THE ACTIONS, SHAREHOLDERS OF OMNICARE WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND FROM PURSUING THE RELEASED CLAIMS.

THE ACTIONS ARE NOT “CLASS ACTIONS.” THUS, THERE IS NO COMMON FUND UPON WHICH YOU CAN MAKE A CLAIM FOR A MONETARY PAYMENT.

PURPOSE OF THIS NOTICE
This Notice of Pendency and Proposed Settlement of Shareholder Derivative Action (the “Notice”) is provided to Omnicare stockholders pursuant to an order of the Kentucky Circuit Court (the “Court”). This is not a solicitation from a lawyer.
The purpose of this Notice is to inform you about: (i) the pendency of the above-captioned shareholder derivative action and action for inspection of Omnicare’s books and records (the “Actions”), which were brought by shareholders of Omnicare, Inc. (“Omnicare” or the “Company”) on behalf of the Company in the Court; (ii) a proposed settlement of the Actions (the “Settlement”), subject to Court approval, on the terms set forth in a Stipulation of Settlement (“Stipulation”) that was filed with the Court and is available for review on Omnicare’s corporate website (www.omnicare.com); (iii) the hearing that the Court will hold on December 2, 2013 (“Settlement Fairness Hearing”) to determine whether to approve the Settlement; and (iv) the rights of current Omnicare shareholders with respect to the proposed Settlement.1
The terms and conditions of the proposed Settlement are summarized in this Notice and set forth in full in the Stipulation. You have an opportunity to be heard at this hearing.

The Court has not determined the merits of Plaintiff’s claims or Defendants’ defenses. By this Notice, the Court does not express any opinion as to the merits of any claim or defense asserted by any party in the Actions.

NATURE OF THE ACTIONS
On February 10, 2006, a shareholder derivative action was filed by Donald Fragnoli derivatively on behalf of Omnicare against Joel F. Gemunder, David W. Froesel, Jr., Edward L. Hutton, John T. Crotty, Charles E. Erhart, Jr. Sandra E. Laney, Andrea R. Lindell, John H. Timoney, and Amy Wallman (“Individual Defendants”), all of whom are present or former officers and/or directors of the Company. On February 13, 2006, a substantially identical shareholder derivative action was filed by David Isak against the Individual Defendants. The actions were subsequently consolidated in the first above-captioned action styled In re Omnicare, Inc. Derivative Litigation (the “Consolidated Action”). Plaintiff Fragnoli also filed an action for inspection of Omnicare’s books and records on April 25, 2007. Plaintiffs’ Verified Shareholder Derivative Complaint in the Consolidated Action (“Complaint”), filed on March 16, 2007, alleged that the Individual Defendants allegedly abrogated their duty of oversight by failing to detect and prevent any alleged wrongdoing by the Company and/or its employees concerning alleged illegal drug substitution practices and improper billing of state Medicaid programs. The Complaint asserted claims against the Individual Defendants for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment.
The Individual Defendants have denied, and continue to deny, any and all allegations that they breached their fiduciary duties or otherwise engaged in mismanagement or wrongdoing and assert that, at all times, they acted in good faith, with reasonable business judgment, and in the best interests of Omnicare and its shareholders.

1 All capitalized terms not otherwise defined in this Notice shall have the meaning provided in the Stipulation.

THE PROPOSED SETTLEMENT
The Parties have conducted arm’s-length negotiations that were assisted by former United States District Court Judge Joseph Farnan (the “Mediator”) and have reached an agreement in good faith to settle the Actions. Because the Consolidated Action was brought as a derivative action on behalf and for the benefit of Omnicare, Individual Omnicare shareholders will not receive any direct payment from the Settlement.
The terms of the Proposed Settlement and relevant background are set forth in the Stipulation. This Notice should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation. Briefly summarized, as part of the Settlement, the Parties have identified certain corporate governance initiatives and enhancements that Omnicare has implemented or agreed to implement since the commencement of the Actions, and Omnicare has agreed to acknowledge that it was aware of the specific allegations and claims for relief contained in Plaintiffs’ Complaint, and considered the litigation matters, regulatory inquiries and governmental investigations of the type referenced in the Complaint (and the need to minimize the risk of such occurrences in the future), at the time it adopted or agreed to adopt such previously-implemented governance initiatives and enhancements. The Settlement also provides for the mutual release of all claims arising out of, or related to the Actions. The Parties have further agreed, subject to the approval of the Court pursuant to KRS §271B.7-400(3), that promptly following entry of the Judgment, and regardless of whether any appeal of the approval of the Settlement has been filed, Omnicare will pay $295,000.00 to Plaintiffs’ Counsel for reimbursement of attorneys’ fees and expenses incurred in connection with the prosecution of the Actions. In addition, under the terms of the Stipulation, Plaintiffs and Omnicare have agreed to provide the Individual Defendants with releases of all claims and causes of action that have or could have been asserted in the Actions based upon, arising from or relating to the facts, events, transactions, acts, occurrences, governmental inquiries, investigations and/or settlements, lawsuits, statements, representations, misrepresentation, omissions, or failures to act which were or could have been alleged in the Complaint.
The Board of Directors of Omnicare has determined that the terms of the Settlement are in the best interest of the Company and, accordingly, has approved the Settlement and authorized its counsel to take all appropriate actions to effectuate its terms and obtain Court approval thereof. As noted above, the terms of the Settlement were negotiated at arms’-length between the Parties and reflect an agreement that was reached voluntarily after consultation with counsel, at the recommendation and with the full support of the Mediator. Plaintiff has concluded that the terms and conditions of the Settlement are fair, reasonable and adequate to Omnicare and has agreed to dismiss the claims asserted in the Actions pursuant to the terms of the Stipulation, after taking into account, among other things, the significant uncertainty, costs and attendant risks of further protracted litigation, as well as the inherent problems of proof and the possible defenses to the claims alleged in the Actions. The Individual Defendants have expressly denied and continue to deny any and all allegations of wrongdoing or liability with respect to the claims that have or could have been asserted against them in the Actions and have agreed to enter into the Settlement solely in order to eliminate the substantial burden, expense, inconvenience and distraction of further protracted litigation.
THE SETTLEMENT FAIRNESS HEARING
The Settlement is specifically contingent on the entry of a final order and judgment of the Court approving the Settlement and dismissing the Actions with prejudice. Any person who owns shares of Omnicare common stock as of October 15, 2013 and continues to own such shares as of the date of the

Settlement Fairness Hearing may appear at the Settlement Fairness Hearing, in person or through counsel of his, her or its choice, to show cause why the proposed Settlement should not be approved and/or why judgment dismissing and releasing the claims with prejudice pursuant to the Stipulation should not be entered. The Settlement Fairness Hearing will be held at 1:00 p.m. on December 2, 2013 at the Kenton Circuit Court, Fourth Division, Commonwealth of Kentucky, located at the Kenton County Justice Center, 230 Madison Avenue, Covington, KY 41011. Any person who wishes to be heard at the Settlement Fairness Hearing must file with the Court a written request to be heard by the Court, along with a statement of all such person’s objection(s) and all of the grounds and reasons therefor, any and all affidavits, memoranda of law or other papers or evidence which such person wishes the Court to consider, and a statement of whether such person intends to appear at the Hearing, together with the following: (a) the name, address, and phone number of the objector and his, her or its counsel, if any; and (b) proof of current ownership and the date(s) of purchase(s) of Omnicare common stock in the form of a broker’s confirmation slip, statement of account or a notarized statement from the broker or other satisfactory proof of purchase or a satisfactory explanation in affidavit form as to why such proof is unavailable. Such a request must be filed with the Court no later than November 22, 2013 at the following address:

Kenton Circuit Court
Fourth Division
Commonwealth of Kentucky
Kenton County Justice Center
230 Madison Avenue
Covington, KY 41011

Copies shall be served by hand delivery or first class mail on each of the following:

Felipe J. Arroyo                    Richard W. Reinthaler
Gina Stassi                        John E. Schreiber
ROBBINS ARROYO LLP                WINSTON & STRAWN LLP
600 B Street, Suite 1900                200 Park Avenue
San Diego, CA 92101                    New York, NY 10166-4193
(619) 525-3990 (phone)                (212) 294-6700 (phone)
Counsel for Plaintiff                    Counsel for the Individual Defendants

Gerald F. Dusing, Esq. (59330)
ADAMS, STEPNER, WOLTERMANN &
DUSING, PLLC
40 West Pike Street
Covington, KY 41011-2308
(859) 394-6200 (phone)

Counsel for Omnicare, Inc.

Any person who does not object in the manner provided for herein shall be deemed to have waived any objection such person had or may have had to the Settlement and shall forever be barred, in these proceedings or in any other proceeding, from making any objection to or otherwise challenging the Settlement of the Actions, the Stipulation or any provision thereof, the Judgment dismissing the Actions and/or any other proceedings herein, and shall have no right to appeal therefrom.

The foregoing description of the Actions, the proceedings to be held, the terms of the Settlement, including the terms of the dismissal of the Actions and proceedings and other matters described herein, does not purport to be all-inclusive. Accordingly, you are referred to the pleadings and other documents, including the Stipulation, filed with the Court, all of which may be examined in person during regular business hours at the offices of the Clerk of the Court. The Stipulation, as noted above, is also available for review on Omnicare’s corporate website (www.omnicare.com).

ALL INQUIRIES regarding this Notice, or the Actions, or the proposed Settlement, should be addressed in writing to the following named attorneys for the Plaintiffs, at the following address:

Felipe J. Arroyo
Gina Stassi
ROBBINS ARROYO LLP
600 B Street, Suite 1900
San Diego, CA 92101

Counsel for Plaintiff

PLEASE DO NOT CALL OR WRITE THE COURT OR THE CLERK’S OFFICE FOR INFORMATION.

Dated: October 18, 2013